THE FIRST NATIONAL BANK OF BERWICK

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is made this 7th day of January, 1997, by and between The First National Bank of Berwick, a Pennsylvania corporation (the “Company”), and J. Gerald Bazewicz (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1

Definitions

1.1   Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Change of Control” means the transfer of 51% or more of the Company’s outstanding voting common stock (or more than 50% of the outstanding common stock of any corporation which owns more than 50% of the Company’s outstanding common stock) followed within twelve (12) months by replacement of fifty percent (50%) or more of the members of the Company’s Board of Directors (for reasons other than death or disability).

1.1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.3   “Disability” means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Compensation Committee deems appropriate.

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1.1.4   “Involuntary Termination” means the Executive, prior to attaining Normal Retirement Age, has been notified by the Company, in writing, that he is terminated as an employee for reasons other than an approved leave of absence, Termination for Cause or Disability.

1.1.5   “Normal Retirement Age” means the Executive’s 60th Birthday.

1.1.6   “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.1.7   “Plan Year” means a twelve-month period commencing on 01/07/97 and ending 12 consecutive months later.

1.1.8   “Termination of Employment” means the Executive ceases to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than for reason of an approved leave of absence.

1.1.9   “Termination for Cause” See Section 5.2.

1.1.10   “Voluntary Termination” means the Executive, prior to attaining Normal Retirement Age, ceases to be employed by the Company for any reason other than:

a.	for reason of an approved leave of absence;
b.	death;
c.	Disability;
d.	Termination for Cause; or
e.	Involuntary Termination.

1.1.11 “Years of Service” means the total number of Plan Years in which the Executive has been employed on a full time basis by the Company, inclusive of approved leaves of absence.

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Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The benefit amount under this Section 2.1 is $3,750 per month.

2.1.2 Payment of Benefit. The Company shall pay the benefit amount to the Executive on the first day of each month commencing with the month following the Executive’s Normal Retirement Day and continuing for 239 additional months.

2.2 Involuntary Termination Benefit. If Involuntary Termination occurs, the Company shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The Executive’s benefit amount under this Section 2.2 is the monthly benefit set forth in Schedule A, Column D, based on the number of Plan Years completed on the date of the Executive’s termination of employment. Schedule A column D is calculated using the interest method of accounting, a 7.5% discount rate, and assuming monthly compounding and monthly benefit payments.

2.2.2 Payment of Benefit. The Company shall pay the benefit amount to the Executive on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 239 additional months.

2.3   Voluntary Termination Benefit. If Voluntary Termination occurs, the Executive shall not be entitled to a benefit.

2.4   Disability Benefit. If Disability occurs, prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4.

2. 4.1   Amount of Benefit. The benefit amount under this Section 2.4 is the benefit set forth in Schedule A, Column B, based on the date of the Executive’s Termination of Employment by reason of disability. Schedule A is calculated using the interest method of accounting, a 7.5% discount rate, and assuming monthly compounding and monthly benefit payments.

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2.4.2   Payment of Benefit. The Company shall pay the benefit amount to the Executive in a lump sum within 60 days after the Executive’s Termination of Employment.

2.5   Change of Control Benefit. If Executive is in active service at the time of a Change of Control, the Company shall pay to the executive the benefit described in this Section 2.5 in lieu of any other benefit under this agreement.

2.5.1   Amount of Benefit. The benefit amount under this Section 2.5 is the Normal Retirement Benefit described in Section 2.1.

2.5.2   Payment of Benefit. The Company shall pay the benefit amount to the Executive on the first day of each month commencing with the month following the Executive’s Normal Retirement Date and continuing for 239 additional months.

Article 3

Death Benefits

3.1   Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The benefit under Section 3.1 is the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

3.1.2 Payment of Benefit. The Company shall pay the benefit to the Beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 239 additional months.

3.2   Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

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3.3   Death Following Active Service Before Benefits Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to receiving said benefit payments, the Company shall pay the Executive’s beneficiary the benefit described in this Section 3.3.

3.3.1 Amount of Benefit. The benefit amount under Section 3.3 is the vested benefit that would have been paid to the Executive set forth in Schedule A, Column C, based on the number of Years of Service completed on the date of the Executive’s Termination of Employment. Schedule A, Column C is calculated using the interest method of accounting, a 7.5% discount rate, and assuming monthly compounding and monthly benefit payments.

3.3.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary on the first day of each month commencing with the month following the Executive’s date of death and continuing for 239 additional months.

3.4   Death After the Payment of Disability Benefits. If the Executive dies within ten years of the effective date of this Agreement and after receipt of his Disability benefits under Section 2.4, the Company shall pay to the Executive the benefit described in this Section 3.4.

3.4.1   Amount of Benefit. The benefit amount under Section 3.4 is the benefit determined by the following formula:

$300,000- (the Disability Benefit paid under Section 2.4)

3.4.2   Payment of Benefit. The Company shall pay the benefit to the Executive’s beneficiary in monthly installments on the first day of each month commencing with the month following the Executive’s date of death and continuing for 239 additional months. The monthly installment shall be calculated by amortizing the benefit under Section 3.4.1 using the interest method of accounting, a 7.5% discount rate and assuming monthly compounding and monthly benefit payments.

3.5   Death After Change of Control. If Executive dies following a Change of Control, but prior to the commencement of the benefit payments provided Executive was in active service at the time of the Change of Control, the Company shall pay the Executive’s beneficiary the benefit described in this Section 3.5.

3.5.1 Amount of Benefit. The benefit under Section 3.5 is the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date.

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3.5.2 Payment of Benefit. The Company shall pay the benefit to the Beneficiary on the first day of each month commencing with the month following the Executive’s death and continuing for 239 additional months.

Article 4

Beneficiaries

4.1   Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated (prior Pennsylvania law referred to such a person as incompetent), or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

5.1 Excess Parachute Payment. To the extent the benefit would be an excess parachute payment under Section 280G of the Code.

5.2 Termination for Cause. If the Company terminates the Executive’s employment for:

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5.2.1 Gross negligence or gross neglect of duties;

5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.3   Competition After Termination of Employment. No benefits shall be payable, except for benefits paid due to a Change of Control, if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area of the business of the Company which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of termination of the Executive’s employment or his retirement.

5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive had made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. The Company shall notify the Executive’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wished to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

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6.2   Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8

Miscellaneous

8.1   Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2   No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

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8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5   Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Pennsylvania, except to the extent preempted by the laws of the United States of America.

8.6   Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.7   Recovery of Estate Taxes. If the Executive’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive’s estate, then the Executive’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by Executive’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary’s liability hereunder.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

8.9.1 Interpreting the provisions of the Agreement;

8.9.2 Establishing and revising the method of accounting for the Agreement;

8.9.3 Maintaining a record of benefit payments; and

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8.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:	COMPANY:
The First National Bank of Berwick

/s/ J. Gerald Bazewicz	By:	/s/ John L. Coates
J. Gerald Bazewicz	Title:	Secretary

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The First National Bank of Berwick

Schedule A

Column A	Column B	Column C	Column D
		Annual Payment Due	Monthly
Plan Year	Accrued Liability	at Retirement	Amounts

1	24,876	5,473	456
2	51,683	10,552	879
3	80,571	15,266	1,272
4	111,702	19,639	1,637
5	145,249	23,698	1,975
6	181,401	27,464	2,289
7	220,359	30,959	2,580
8	262,342	34,202	2,850
9	307,584	37,211	3,101
10	356,338	40,004	3,334
11	408,877	42,595	3,550
12	465,495	45,000	3,750

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AMENDMENT

TO FIRST KEYSTONE NATIONAL BANK

SPLIT DOLLAR INSURANCE AGREEMENT

This Amendment made and entered into this 28th day of September, 2010 by and between First Keystone National Bank, a national banking corporation, located in Berwick, Pennsylvania (the “Corporation”), and J. Gerald Bazewicz, an employee of Corporation residing at 7 Sonny Road, Berwick, Pennsylvania 18603 (herein after referred to as the “Employee”), shall effectively amend the Split Dollar Insurance Agreement dated December 10, 2002 as specifically set forth herein pursuant to Section 8 of said agreement. Said Agreement shall be amended as follows:

With respect to the Agreement, SECTION 4: RIGHT OF EMPLOYEE: is changed as follows:

4.1	The Employee shall have the right to designate and change direct and contingent beneficiaries (collectively, the “Beneficiary”) of the Employee Death benefit of the Insurance Policy. The Employee Death Benefit, while employed, shall be two times the Employee’s salary at death less $50,000 if death occurs while the Employee is employed by Bank. (For purposes of the Agreement, salary shall remain the Employees base salary excluding bonuses and incentive based compensation.) Employee’s Beneficiary designation shall be made in writing, delivered to the Human Resources Department at the Bank in a form acceptable to the Insurer. Employee’s beneficiary may be amended by the Employee from time to time. The Employee Benefit, post retirement, shall be the lesser of (a) $100,000 or (b) 100% of the Net Death Proceeds. Net Death Proceeds means the total death proceeds of the policy(s) minus the cash surrender value.

This amendment shall be effective the 28th day of September, 2010. To the extent that any term, provision, or paragraph of said agreement is not specifically amended herein, or in any other amendment thereto, said term, provision or paragraph shall remain in full force and effect as set forth in said December 10, 2002 Agreement.

In witness whereof, the undersigned, J. Gerald Bazewicz, has hereto set his hand and seal on the date above stated.

First Keystone National Bank		Employee

By:	/s/ Matthew P. Prosseda	By:	/s/ J. Gerald Bazewicz
	Signature		J. Gerald Bazewicz

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